UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 1, 2009

MEDPRO SAFETY PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-49768	91-2015980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

817 Winchester Road, Suite 200
Lexington, KY 40505
(Address of Principal Executive Offices) (Zip Code)

(859) 225-5375
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2009, MedPro Safety Products, Inc. (the “Company”) entered into an employment agreement with one of its executive officers, Marc T. Ray. The agreement is filed as an exhibit to this Report on Form 8-K.

Mr. Ray’s Agreement

Position:  Chief Financial Officer

Term:  January 1, 2009 to December 31, 2011, subject to automatic one-year extensions thereafter, unless the Company or Mr. Ray provides prior written notice of its or his intention to not renew the employment agreement.

Base Salary:  Mr. Ray’s base salary will be $215,500.

Annual Bonus:  Mr. Ray is eligible for a bonus of up to a total of 70% of his base salary as the Board of Directors or the CEO of the Company may determine in its sole discretion.

Employee Benefits:  Mr. Ray is entitled to participate in the stock option and incentive compensation arrangements for the management of the Company.  Mr. Ray is also entitled to participate in the employee benefit plans, policies and practices sponsored by the Company for the benefit of its employees, upon the same terms and conditions as other employees of the Company, including vacation and holiday time.

Confidentiality, Nonsolicitation and Noncompetition: Mr. Ray agrees not to encourage employees to leave the Company, encourage customers to terminate their relationships with the Company, and compete with the Company during his employment and during the restricted period.  The restricted period means the period ending on the later of (i) the expiration of the term of employment as set forth in Mr. Ray’s employment agreement or (ii) two years after Mr. Ray terminates employment with the Company.  Mr. Ray also agrees to maintain the confidentiality of the Company’s information during and after his employment with the Company.

Termination:  The Company may terminate Mr. Ray for cause, as defined in Exhibit 10.1, which termination shall be immediate.  Should the Company terminate Mr. Ray other than for cause, Mr. Ray shall continue to be paid his base salary (but no other amounts related to any employee benefit plans and no further accrual of vacation, sick or holiday time) until the end of the term of his agreement, even though he is no longer working for the Company, which payment shall be specifically conditioned upon and in exchange for any written releases deemed appropriate by the Company. Mr. Ray may terminate employment with the Company for any reason.  Any amounts due to Mr. Ray in connection with any unexpired term may be accelerated, without discount, at the discretion of Mr. Ray, upon a change in control of the Company.  A change in control is defined as (1) a change in ownership of 50% or more within a 12 month period as a result of a single transaction or a series of transactions with one or more related buyers or a consortium of buyers, or (2) any sale, merger, consolidation or leveraged buyout of the Company resulting in the Company no longer being public as a standalone company.  The Company has agreed to indemnify Mr. Ray against any excise tax (in connection with parachute payments) or additional taxes, other than ordinary income taxes, due to the acceleration of such payments.

The above summary of the material terms of Mr. Ray’s employment agreement is qualified by reference to the text of the agreement which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.               Financial Statement and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Employment Agreement with Marc T. Ray, dated April 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPRO SAFETY PRODUCTS, INC.

Dated: April 7, 2009	By:	/s/ Walter Weller
Walter Weller
President and Chief Operating Officer